Exhibit 23.1

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants	322 Route 46 West Parsippany, NJ 07054 Tel: (973) 882-8810 Fax: (973) 882-0788 www.pzcpa.com

Member of

Alliance of worldwide accounting firms

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Post-Effective Amendment No. 5 to a Registration Statement on Form S-1 pertaining to the registration of 12,559,099 shares of common stock of Tianyin Pharmaceutical Co., Inc., of our report dated September 27, 2012 with respect to the financial statements of Tianyin Pharmaceutical Co., Inc. for the years ended June 30, 2012 and 2011. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

/s/ Patrizio & Zhao, LLC

Parsippany, New Jersey
June 26, 2013